Exhibit 10.3

THE SECURITY REPRESENTED HEREBY, AND THE SECURITIES ISSUABLE UPON CONVERSION OR REDEMPTION HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

VEMICS, INC.

SECURED CONVERTIBLE PROMISSORY NOTE
BRIDGE FUNDING

US$445,000       December 2, 2005

FOR VALUE RECEIVED, Vemics, Inc., a corporation duly organized and validly existing under the laws of the state of Nevada (the “Company”), promises to pay to Valiant Holding Co. the registered holder of this secured convertible promissory note (“Note”) and its successors and assigns (the “Holder”), the principal sum of Four Hundred Forty Five Thousand Dollars ($445,000) (“Loan Proceeds”) (see Exhibit “B”) in accordance with the terms hereof, and interest on the principal sum outstanding in accordance with the terms hereof. Accrual of interest on the outstanding principal amount shall commence on the date hereof and shall continue until payment in full of the outstanding principal amount has been made or duly provided for, or until the entire outstanding principal amount of the Note has been converted.

This Note has been issued pursuant to a subscription agreement executed by the Holder, dated of even date herewith, in the aggregate principal amount of $445,000 (collectively, the “Subscription Agreement”). The Loan Proceeds shall be paid to the Company as follows: (i) $282,000 payable on the date hereof, and (ii) $163,000 payable within 5 days from the date hereof.

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1.  Principal Repayment; Prepayment. The outstanding principal amount of this Note and any and all accrued but unpaid interest thereon shall be payable on or before November 31, 2006 (the “Maturity Date”), unless this Note has been converted or redeemed as described below. The Company will have the option to extend this note for one twelve month period.

2. Interest. The Holder is entitled to receive interest on the outstanding principal amount of this Note at the rate of twelve percent (10.0%) per annum. Interest shall be due and payable on the Maturity Date. In the event of this note being extended by the company, interest on any and all extensions will include a 12% interest on the original principle amount for the extended period.

3. Ranking and Security Agreement. The obligations of the Company under this Note shall rank senior to any and all indebtedness of the Company currently existing and incurred hereafter. The Company, Holder and the Company’s wholly-owned subsidiary, First Asia Fuel Corporation, shall enter into a Security Agreement in form and substance substantially in the form attached hereto as Exhibit A.

4. Conversion.

(a) Optional Conversion. From and after the date hereof, Holder may elect, at its option, to convert all or any portion of the outstanding principal amount of this Note, and all accrued interest thereon, into shares of common stock of the Company (“Common Stock”), at the Conversion Price.

(b) Conversion Price. For purposes of this Note, the “Conversion Price” shall mean, with respect to a conversion of the outstanding principal amount of this Note, plus accrued but unpaid interest thereon, into shares of Common Stock, the price per share of Common Stock equal to 75% of the market price of the Company’s Common Stock on the day immediately prior to conversion. For purposes hereof “Market Price” shall be the average closing sale price of the Company’s Common Stock during each of the ten trading days prior to a conversion date. The Conversion Price and the number of shares of Common Stock into which the outstanding principal amount of this Note may convert shall be subject to adjustment from time to time in accordance with Section 4 hereof.

(c) Mechanics of Conversion. Upon any conversion of the outstanding principal amount of this Note, (i) such principal amount converted shall be converted and such converted portion of this Note shall become fully paid and satisfied, (ii) the Holder shall surrender and deliver this Note, duly endorsed, to the Company’s office or such other address which the Company shall designate against delivery of the certificates representing the new securities of the Company; (iii) the Company shall promptly deliver a duly executed Note to the Holder in the principal amount, if any, that remains outstanding after any such conversion; and (iv) in exchange for all or any portion of the surrendered Note described in clause (ii) of this Section 4(c), the Company shall provide the Holder with irrevocable instructions addressed to the Company’s transfer and exchange agent, as applicable, to issue such number of shares of Common Stock.

(d)  Issue Taxes. The Holder shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of shares of Common Stock on conversion of this Note pursuant hereto; provided, however, that the Holder shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.
(e)  Elimination of Fractional Interests. No fractional shares of Common Stock shall be issued upon conversion of this Note, nor shall the Company be required to pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated and that all issuances of the Common Stock shall be rounded up to the nearest whole share.

5. Redemption. The Company may redeem this Note at anytime upon thirty (30) days prior written notice at a redemption price of 100% of the principal amount of the Note plus accrued and unpaid interest. During such thirty day notice period Holder may convert all or any portion of this Note in accordance with Section 4 hereof.

6. Rights upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Notes shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company or to the holders of any equity security of the Company, an amount equal to the unpaid and unconverted principal face amount of their Notes and any accrued and unpaid interest thereon.

7. Affirmative Covenants of the Company. The Company hereby agrees that, so long as the Note remains outstanding and unpaid, or any other amount is owing to the Holder hereunder, the Company will:

(a) Corporate Existence and Qualification. Take the necessary steps to preserve its corporate existence and its right to conduct business in all states in which the nature of its business requires qualification to do business.

(b) Books of Account. Keep its books of account in accordance with good accounting practices.

(c) Insurance. Maintain insurance with responsible and reputable insurance companies or associations, as determined by the Company in its sole but reasonable discretion, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates.

(d) Preservation of Properties; Compliance with Law. Maintain and preserve all of its properties that are used or that are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and comply with the charter and bylaws or other organizational or governing documents of the Company, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon the Company or any of its property or to which each the Company or any of its property is subject.

  (e) Taxes. Duly pay and discharge all taxes or other claims, which might become a lien upon any of its property except to the extent that any thereof are being in good faith appropriately contested with adequate reserves provided therefor.

(f) Reservation of Shares. The Company shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock and issuable upon conversion of this Note and exercise of the Warrants to provide for the issuance of all of such shares. Prior to complete conversion of this Notes and exercise of the Warrants, the Company shall not reduce the number of shares of Common Stock reserved for issuance hereunder without the written consent of the Holder except for a reduction proportionate to a reverse stock split effected for a business purpose other than affecting the requirements of this Section, which reverse stock split affects all shares of Common Stock equally.

(g) Use of Proceeds. The proceeds of the Notes will be used for working capital purposes.

(h) Financial Information. For so long as the Company is not filing periodic reports with the Securities and Exchange Commission pursuant to Section 13 or Section 15 of the Exchange Act, the Company shall deliver to the Holder, as soon as available after the end of each fiscal year of the Company, the audited financial statements of the Company for such fiscal year then ended, together with the written opinion of the auditor rendered in connection therewith. With respect to such financial statements, if for any fiscal year, the Company shall have any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period, the financial statements delivered pursuant to the foregoing section shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

8. Negative Covenants of the Company. The Company hereby agrees that, so long as all or any portion of this Note remains outstanding and unpaid it will not, nor will it permit any of its subsidiaries, if any, without the consent of the Holder (as defined in Section 16 hereof), to:

(a) Indebtedness for Borrowed Money. Incur, or permit to exist, any Indebtedness (as defined below) for borrowed money in excess of $50,000 during each fiscal year of the Company, with rights superior to Holder, except in the ordinary course of the Company’s business. For purposes of this Note, “Indebtedness” shall mean (a) all obligations of the Company for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Company evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of the Company for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue beyond such period as is commercially reasonable for the Company’s business, (d) all obligations of the Company under conditional sale or other title retention agreements relating to property purchased by the Company, (e) all payment obligations of the Company with respect to interest rate or currency protection agreements, (f) all obligations of the Company as an account party under any letter of credit or in respect of bankers’ acceptances, (g) all obligations of any third party secured by property or assets of such Person (regardless of whether or not the Company is liable for repayment of such obligations), except for obligations to secure Indebtedness incurred within the limitations of this Section 8(a); (h) all guarantees of the Company and (i) the redemption price of all redeemable preferred stock of the Company, but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the Maturity Date.

(b) Mergers, Acquisitions and Sales of Assets. Enter into any merger or consolidation or liquidate, windup or dissolve itself or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets or technologies (other than sales of inventory and obsolescent equipment in the ordinary course of business); except: (i) if the Company is the surviving corporation and a change in control has not occurred, (ii) that any subsidiary of the Company may merge into or consolidate with any other subsidiary which is wholly-owned by the Company, and (iii) any subsidiary which is wholly-owned by the Company may merge with or consolidate into the Company provided that the Company is the surviving corporation.

(c) Loans; Lend or advance money, credit or property to (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other Person except (i) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000; (iii) accounts receivable arising out of sales in the ordinary course of business; and (iv) loans to subsidiaries, if any. The Company may enter into an acquisition or merger deemed beneficial by the board of directors with mutual consent of the Holder of this note.

(d) Dividends and Distributions. Pay dividends or make any other distribution on shares of the capital stock of the Company.

(e) Liens. Create, assume or permit to exist, any lien on any of its property or assets now owned or hereafter acquired except (i) liens in favor of the Holder; (ii) liens granted to secure Indebtedness incurred within the limitations of Section 8(a) hereof; (iii) liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially impair the use thereof in the operation of its business; (iv) liens for taxes or other governmental charges which are not delinquent or which are being contested in good faith and for which a reserve shall have been established in accordance with generally accepted accounting principles; and (v) purchase money liens granted to secure the unpaid purchase price of any fixed assets purchased within the limitations of Section 8(h) hereof.

(f) Contingent Liabilities. Assume, endorse, be or become liable for or guarantee the obligations of any Person, contingently or otherwise, excluding however, the endorsement of negotiable instruments for deposit or collection in the ordinary course of business or guarantees of the Company made within the limitations of Section 8(a) hereof.

(g) Sales of Receivables; Sale - Leasebacks. Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Company, with or without recourse, except for the purpose of collection in the ordinary course of business; or sell any asset pursuant to an arrangement to thereafter lease such asset from the purchaser thereof.

(h) Capital Expenditures; Capitalized Leases. Expend in the aggregate for the Company and all its subsidiaries in excess of $50,000 in any fiscal year for Capital Expenditures (as defined below), including payments made on account of Capitalized Leases (as defined below). Except as defined in the business plan (Attached as Exhibit “C”) as part of the operational build out of the company and expansion of its office and technical infrastrure, which will require Capital Expenditures and / or Capitlized Leases, for purposes of the foregoing, Capital Expenditures shall include payments made on account of any deferred purchase price or on account of any indebtedness incurred to finance any such purchase price not defined in the business plan as of the date of this note. “Capital Expenditures” shall mean for any period, the aggregate amount of all payments made by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment which, in accordance with generally accepted accounting principles, would be added as a debit to the fixed asset account of such Person, including, without limitation, all amounts paid or payable with respect to Capitalized Lease Obligations and interest which are required to be capitalized in accordance with generally accepted accounting principles. “Capitalized Lease” shall mean any lease the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations. “Capitalized Lease Obligations” shall mean as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles and, for purposes of this Note, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

(i) Nature of Business. Materially alter the nature of the Company’s business or otherwise engage in any business other than the business engaged in or proposed to be engaged in on the date of this Note.

(j) Stock of Subsidiaries. Sell or otherwise dispose of any subsidiary, if any, or permit a subsidiary, if any, to issue any additional shares of its capital stock except pro rata to its stockholders.

(k) ERISA. (i) Terminate any plan (“Plan”) of a type described in Section 402l(a) of the Employee Retirement Income Security Act of l974, as amended from time to time (“ERISA”) in respect of which the Company is an “employer” as defined in Section 3(5) of ERISA so as to result in any material liability to the Pension Benefit Guaranty Corporation (the “PBGC”) established pursuant to Subtitle A of Title IV of ERISA, (ii) engage in or permit any person to engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended) involving any Plan which would subject the Company to any material tax, penalty or other liability, (iii) incur or suffer to exist any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or (iv) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability to the PBGC by reason of termination of any Plan.

(l) Accounting Changes. Make, or permit any subsidiary to make any change in their accounting treatment or financial reporting practices except as required or permitted by generally accepted accounting principles in effect from time to time.

(m) Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction, with any Affiliate (as defined below) except in the ordinary course of business and at prices and on terms not less favorable to it than those which would have been obtained in an arm’s-length transaction with a non-affiliated third party. “Affiliate” as applied to any Person, shall mean any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

9. Events of Default. The Note shall become immediately due and payable at the option of the Holder, without notice or demand, upon any one or more of the following events or occurrences (“Events of Default”):

(a) if any portion of the Note is not paid when due;

(b) if any representation or warranty of the Company made in this Note, the Transaction Documents (as defined in the Holder Subscription Agreement), or in any certificate, report or other financial statement or other instrument or document delivered pursuant hereto, or any notice, certificate, demand or request delivered to the Holder pursuant to this Note, the Transaction Documents (as defined in the Holder Subscription Agreement), or any other document proves to be false or misleading in any material respect as of the time when the same is made;

(c) if the Company consummates a transaction which would cause this Note or any exercise of any Holder’s rights under this Notes and the Warrants (i) to constitute a non-exempt prohibited transaction under ERISA, (ii) to violate a state statute regulating governmental plans or (iii) otherwise to subject the Company to liability for violation of ERISA or such state statute;

(d) if any final judgment for the payment of money is rendered against the Company and the Company does not discharge the same or cause it to be discharged or vacated within one hundred twenty (120) days from the entry thereof, or does not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered, and does not secure a stay of execution pending such appeal within one hundred twenty (120) days after the entry thereof;

(e) subject to the provisions of Section 7(f) hereof, if any taxes are not paid before delinquency;

(f) if the Company makes an assignment for the benefit of creditors or if the Company generally does not pay its debts as they become due;

(g) if a receiver, liquidator or trustee of the Company is appointed or if the Company is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in, by the Company or if any proceeding for the dissolution or liquidation of the Company is instituted; however, if such appointment, adjudication, petition or proceeding is involuntary and is not consented to by the Company, upon the same not being discharged, stayed or dismissed within 60 days;

(h) if the Company defaults under any other mortgage or security agreement covering any part of its property;

(i) except for specific defaults set forth in this Section 9, if the Company defaults in the observance or performance of any other term, agreement or condition of this Note, the Transaction Documents (as defined in the Subscription Agreement), and the Company fails to remedy such default within thirty (30) days after notice by the Holder to the Company of such default, or, if such default is of such a nature that it cannot with due diligence be cured within said thirty (30) day period, if the Company fails, within said thirty (30) days, to commence all steps necessary to cure such default, and fails to complete such cure within ninety (90) days after the end of such thirty (30) day period; and

(j) if any of the following exist uncured for forty-five (45) days following written notice to the Company in any the Transaction Documents (as defined in the Subscription Agreement): (i) the failure of any representation or warranty made by the Company to be true and correct in all material respects or (ii) the Company fails to provide the Holder with the written certifications and evidence referred to in this Note.

10. Holder Not Deemed a Stockholder. No Holder, as such, of this Note shall be entitled (prior to conversion or redemption of this Note into Common Stock, and only then to the extent of such conversion) to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder hereof, as such, any of the rights at law of a stockholder of the Company prior to the issuance to the holder of this Note of the shares of Common Stock which the Holder is then entitled to receive upon the due conversion of all or a portion of this Note. Notwithstanding the foregoing, the Company will provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

11. Confidential Information. The Holder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from the Company pursuant to the terms of this Agreement, including without limitation information provided pursuant to Section 7(h), unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 11 by the Holder), (ii) is or has been independently developed or conceived by the Holder without use of the Company's confidential information or (iii) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Holder may disclose confidential information to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company or as may be required by law, provided that the Holder takes reasonable steps to minimize the extent of any such required disclosure.

12. Mutilated, Destroyed, Lost or Stolen Notes. In case this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company. In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company (a) evidence to its satisfaction of the destruction, loss or theft of such Note and (b) such security or indemnity as may be reasonably required by the Company to hold the Company harmless.

13. Waiver of Demand, Presentment, Etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, default and nonpayment, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder, and all rights of set-off, defenses, deduction or counterclaim with respect to any amount owing hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

14. Payment. Except as otherwise provided for herein, all payments with respect to this Note shall be made in lawful currency of the United States of America, at the option of the Holder, (i) at the principal office of the Holder, located at The Chrysler Building, 405 Lexington Avenue, 26th Floor, New York, NY 10174, or such other place or places as may be reasonably specified by the Holder of this Note in a written notice to the Company at least ten (10) business days before a given payment date, or (ii) by mailing a good check in the proper amount to the Holder at least two days prior to the due date of each payment or otherwise transferring funds so as to be received by the Holder on the due date of each such payment; provided, however, that the Company shall make payment by wire transfer to an account such Holder may specify in writing to the Company at least two days prior to the due date of each payment. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. The Holder shall keep a record of each payment of principal and interest with respect thereto.

15. Assignment. The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, administrators and transferees of the parties hereto. Notwithstanding the foregoing, the Holder may not assign, pledge or otherwise transfer this Note without the prior written consent of the Company. Interest and principal are payable only to the registered Holder of this Note in the Note Register.

16. Waiver and Amendment. Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

17. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or delivered by facsimile transmission, to the Company at the address or facsimile number set forth herein or to the Holder at its address or facsimile number set forth in the records of the Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered or, if notice is given by facsimile transmission, when delivered with confirmation of receipt.

18. Governing Law; Jurisdiction. This Note, and all matters arising directly or indirectly here from, shall be governed by and construed in accordance with the laws of the Nevada, notwithstanding the choice of law or conflicts of law principles thereof. Each of the parties hereto hereby (i) irrevocably consents and submits to the sole exclusive jurisdiction of the United States District Court for the District of New Jersey (and of the appropriate appellate courts therefrom) in connection with any suit, action or other proceeding arising out of or relating to this Note, (ii) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, and (iii) agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided by Section 17.

19. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

20. Headings. Section headings in this Note are for convenience only, and shall not be used in the construction of this Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

VEMICS, INC.

By: _________________________
Name:
Title:

{00008077.DOC.1}

EXHIBIT A

JOINT SECURITY AGREEMENT

THIS JOINT SECURITY AGREEMENT (this “Agreement”), dated as of December 2, 2005 (the “Effective Date”), is made by and among Vemics, Inc., a Nevada corporation (the “Company” or “Debtor”), and Valiant Holding Company, Inc. (the “Secured Party”).

WHEREAS, the Secured Party is purchasing from the Company for Four Hundred Forty-Five Thousand Dollars ($445,000), a Twelve secured promissory note dated of even date herewith (the “Note”); and

WHEREAS, the obligation of the Secured Party to purchase the Note is conditioned upon, among other things, the execution and delivery of this Agreement by the Debtor to the Secured Party.

NOW, THEREFORE, the Debtors and the Secured Party agree as follows:

1. Definitions and Incorporation by Reference. Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Note. In addition, terms not defined in this Agreement or the Note that are defined in the Nevada Uniform Commercial Code (the “Code”) shall have the same meaning in this Agreement as in the Code.

2. Grant of Security Interest. The Debtors hereby grant to the Secured Party a lien and security interest in the Collateral (as defined in Section 3 below) to secure the payment and performance of all of the Obligations (as defined in Section 4 below). The lien and security interest granted to the Secured Party under this Agreement shall constitute a priority lien and security interest senior to all other liens and security interests, subject to the current lien and security interest held by Valiant Holding Company, Inc. The Debtor shall not grant any liens or security interests in and to the Collateral which shall be senior to or have a priority over the lien and security interest granted to Secured Party hereunder.

3. Collateral. Each of the Debtors hereby grant to the Secured Party a security interest in all of Debtors’ right, title and interest in all property and interests of Debtors, tangible or intangible, whether now or hereafter existing, wherever located, including:

(a)
Accounts, including but not limited to, all accounts, all rights of the Debtors to payment for goods sold or leased or for services rendered, all accounts receivable of the Debtors; all obligations owing to the Debtors evidenced by an instrument or chattel paper; all obligations owing to the Debtors of any kind or nature, including all writings, if any, evidencing the same, including all instruments, drafts, acceptances and chattel paper; any and all proceeds of any of the foregoing. Further included within the term “Accounts” are all right, title and interest of Debtors in and any security and liens with respect to any Account, and all Accounts, Documents and Contract Rights of Debtors as defined in the Uniform Commercial Code as enacted in the State of Nevada (the “Uniform Commercial Code”); and

(b)
Investment Property, including all of the Debtors’ investment property (as defined in the Uniform Commercial Code) and all of the Debtors’ other securities (whether certificated or uncertificated), security entitlements, financial assets, securities accounts, commodity contracts, and commodity accounts (as each such term is defined in the Uniform Commercial Code), including all substitutions and additions thereto, all dividends, distributions and sums distributable or payable from, upon or in respect of such property, and all rights and privileges incident to such property.

(c)	Instruments and Chattel Paper, including all instruments and chattel paper as defined in the Uniform Commercial Code and all proceeds thereof; and

(d)	Intellectual Property, including any and all rights to licensing agreements; and

(e)
General Intangibles, including but not limited to, all general intangibles as defined in the Uniform Commercial Code and all proceeds thereof, including without limitation, any and all rights of Debtors to any refund of any tax assessed against Debtors or paid by Debtors, loss carry-back tax refunds, insurance premium rebates, unearned premiums, insurance proceeds, chooses in action, names, trade names, goodwill, trade secrets, computer programs, computer records, data, computer software, customer lists, patents, patent rights, patent applications, patents pending, patent licenses or assignments, development ideas and concepts, licenses, permits, franchises, literary rights, rights to performance, trademarks, trademark applications, trademark rights, logos, intellectual property, copyrights, proprietary or other processes, drawings, designs, diagrams, plans, reports, charts, catalogs, manuals, research, literature, proposals and other reproductions on paper or otherwise, of any and all concepts or ideas, whether or not related to the business or operations of Debtors; and

(f)
Equipment as defined in the Uniform Commercial Code, including but not limited to, all equipment, vehicles, machinery, tools, furniture, fixtures, trade fixtures and parts. Further included within the term “Equipment” is all tangible personal property utilized in the conduct of the Debtors’ business and all additions, accessions, substitutions, components, and replacements thereto, therefor and thereof and all proceeds thereof; and

(g)
Inventory as defined in the Uniform Commercial Code, including without limitation, all raw materials and other materials and supplies, work-in-progress and finished goods and any products made or processed therefrom and all substances, if any, commingled therewith or added thereto; and

(h)	all products and proceeds of the above, including insurance proceeds (collectively, the “Collateral”).

4. Obligations. The security interest granted pursuant to this Agreement secures the payment and performance of the following indebtedness, liabilities and obligations (collectively, the “Obligations”):

(a) All indebtedness, liabilities and obligations of the Company to the Secured Party arising under the Note; and

(b) All indebtedness, liabilities and obligations of the Debtor now or hereafter existing under this Agreement; and

(c) the payment and performance of all debts, liabilities and obligations of Debtor to Secured Party, fixed or contingent, joint or several, now existing or hereafter arising, including but not limited to all obligations of Debtor now or hereafter existing under this Agreement, the Note and any other agreement or document executed in connection with any of the foregoing.

5. Representations, Warranties and Covenants. Each of the Debtors hereby represent, warrant and covenant as follows:

5.1 Power and Authority. The Debtors have full power and authority to enter into this Agreement, grant to the Secured Party a valid security interest in the Collateral and perform all of its obligations under this Agreement, no further action by the Debtors being necessary. The execution, delivery and performance by the Debtors of this Agreement does not conflict with, or constitute a breach or default under, any judgment, indenture, loan agreement contract or other agreement or instrument to which the Debtors are a party or by which the Debtors or any of its property is bound.

5.2 Governmental Authorization. No authorization, consent or approval or other action by, and no notice to or other filing with, any governmental authority or regulatory body is required for the grant by the Debtors of the security interest granted pursuant to this Agreement, the due execution and delivery by the Debtors of this Agreement or the performance by the Debtors of any of its obligations under this Agreement.

5.3 Title to Collateral. Subject to the security interest granted by this Agreement (the “Existing Liens”), the Debtors are the owners and holders of all the Collateral, free and clear of any security interest, lien, charge, encumbrance or other adverse claim, and the Debtors will defend all of the Collateral (whether now owned or hereafter acquired) against all claims and demands of all persons at any time claiming the same or any interest therein, and will take all steps to maintain the security interest of the Secured Party as a valid and fully perfected lien first in priority to all other Liens, in each case subject only to any additional Liens granted which shall be expressly subject and subordinated to the Lien granted to the Secured Party hereunder.

5.4 Place of Business and Name. The Debtors’ chief place of business is at the address set forth next to such Debtors’ signature below. No Debtor shall have changed its name, except as indicated below the Debtors’ signature below. No Debtor will change its name or the location of its chief place of business, without the prior written consent of the Secured Party, which shall not be unreasonably withheld.

5.5 Financing Statements; Related Instruments. No financing statement covering any of the Collateral or any proceeds thereof is on file in any public office in any jurisdiction, other than financing statements covering the Existing Liens. At the request of the Secured Party, the Debtors will execute and deliver to the Secured Party one or more financing statements in form and substance satisfactory to the Secured Party and will pay the cost of filing the same in all public offices where filing is deemed by the Secured Party to be necessary or desirable. The Debtors promise to pay to the Secured Party all fees and expenses incurred in filing financing statements and any continuation statements or amendments thereto, which fees and expenses shall become a part of the Obligations secured by this Agreement. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement.

5.6 Transfers; Other Liens. Neither the Debtors nor their agents, servants or employees will sell, assign or offer to sell or assign or otherwise transfer the Collateral, either in whole or in part, or any interest therein without the prior written consent of the Secured Party, other than as contemplated by the Note or any other Transaction Document. The Debtors will not, without the prior written consent of the Secured Party, create or permit to exist any security interest, lien, charge, encumbrance or other adverse claim on any of the Collateral, other than the security interest in favor of the Secured Party created by this Agreement and the Existing Liens.

5.7 Compliance with Laws. The Debtors agree to comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to them and to the conduct of their businesses.

5.8 Taxes. The Debtors will pay promptly when due all taxes and assessments upon or with respect to the Collateral, the Obligations, this Agreement or any other instrument executed pursuant to this Agreement. The Debtors hereby authorize the Secured Party to discharge upon five (5) days prior written notice any taxes, assessments, liens, security interests or other encumbrances at any time levied or placed on the Collateral, to pay for any insurance on the Collateral required to be maintained by the Debtor hereunder, and pay for, make or provide for any maintenance, repair or preservation of the Collateral as herein required; provided, however, that the Secured Party shall be under no obligation to do so.

5.9 Schedules, Inspection of Books and Records. The Debtors will furnish to the Secured Party from time to time (i) statements and schedules further identifying and describing the Collateral and detailing sales or other transfers of the Collateral and payments received or accounts owing with respect to the Collateral for the periods specified by the Secured Party, and (ii) such other reports in connection with the Collateral as the Secured Party may reasonably request, all in reasonable detail. The Debtors will permit the Secured Party or its duly authorized representative upon reasonable prior notice to examine its books and records during business hours and shall furnish to the Secured Party such financial statements and other financial data as the Secured Party may reasonably request from time to time.

5.10 Accounts. With respect to the Accounts:

(a) The Debtors’ records concerning all Accounts are and will be kept solely in the State of New Jersey and at the Debtors’ chief place of business specified on the signature page below. The Debtors will not remove any of such records from such address without the prior written consent of the Secured Party, which shall not be unreasonably withheld. Without in any way excusing a breach by the Debtors of the foregoing sentence, if for any reason any of such records concerning the Accounts shall at any time be moved to another location or locations, the Debtors will promptly notify the Secured Party of any such change in the location of such records and will execute and deliver such financing statements and do such other acts and things as the Secured Party may request pursuant to Section 10 hereof.

(b) Each item of Accounts is, or at such time as it becomes part of the Collateral will be, a bona fide, valid and legally enforceable obligation of the account debtor or other obligor in respect thereof, subject to no defense known to the Debtor, set-off or counterclaim against the Debtor and in connection with which there is no default with respect to any payment or performance on the part of the Debtors or any other party.

(c) The Debtors will at all times keep accurate and complete records of payment and performance by the Debtors, the respective account Debtors and all other parties obligated on the Accounts.

(d) The Debtors will immediately inform the Secured Party of any default in payment or performance by the Debtors or any account debtor or other parties obligated on, and of claims made by others in regard to, the Accounts and shall not change the terms thereof (or terminate or permit the impairment of any of its rights thereunder) without the prior written consent of the Secured Party, which shall not be unreasonably withheld. The Debtors will make all payments and perform all undertakings on the Debtors’ part to be paid or performed with respect to Accounts when due. The Debtors hereby authorize the Secured Party to cure any default in payment or performance by the Debtors with respect to the Accounts; provided, however, that the Secured Party shall be under no obligation to do so, and provided further, that the Secured Party’s curing of any default shall not constitute a waiver by the Secured Party of any default under this Agreement. The Debtors agree to reimburse the Secured Party on demand with interest at the Maximum Rate for any payment made or any expense incurred by the Secured Party pursuant to the foregoing authorization, and any payment made or expense incurred by the Secured Party pursuant to the foregoing authorization shall be part of the Obligations secured hereunder.

(e) The Debtors shall, upon request of the Secured Party, and the Secured Party themselves may, in the name of the Secured Party or the Debtors, at any time (whether or not the Debtors are in default hereunder) notify the account debtor or other obligor on any item of the Accounts, of the Secured Party’s security interest. The Secured Party may, in its own name or the name of the Debtors, at any time after the occurrence and during the continuation of an Event of Default (as defined below), demand, sue for, collect or receive any money or property payable or receivable on any Accounts and settle, release, compromise, adjust, sue upon, foreclose, realize upon or otherwise enforce any item of Accounts as the Secured Party may determine, and for the purpose of realizing the Secured Party’s rights herein, the Secured Party may receive, open and dispose of mail addressed to the Debtors and endorse notes, checks, drafts, money orders, documents of title or other forms of payment on behalf of and in the name of the Debtors. The Secured Party may at any time in their discretion (whether or not there has occurred an Event of Default) transfer any notes, securities or other Accounts into their own names or that of their nominees and receive the income thereon and hold the same as Collateral for the Obligations or apply the same to the payment of principal or interest due on the Obligations. The Debtors agree to reimburse the Secured Party on demand with interest at the Default Rate for any payment made or any expense incurred by the Secured Party pursuant to the foregoing authorization, and any payment made or expense incurred by the Secured Party pursuant to the foregoing authorization shall be part of the obligations secured hereunder.

6. Events of Default. The Debtors shall be in default under this Agreement upon the occurrence of any Event of Default as defined in the Note.

7. Rights and Remedies Upon Default. Upon the occurrence and during the continuation of any Event of Default, the Secured Party may accelerate all the obligations and shall have, in addition to all other rights and remedies provided herein or by applicable law, all of the rights and remedies of a secured party under the Code, including, but not limited to, the right to take possession of the Collateral, and the right, without further notice to the Debtors, to take the Collateral in satisfaction in full of obligations owing under the Note, and for those purposes the Secured Party may, and the Debtors hereby authorize the Secured Party to, enter upon any premises on which Collateral may be located or situated and remove the same therefrom or without removal render the same unusable and may use or dispose of the Collateral on such premises without any liability for rent, storage, utilities or other sums, and upon request the Debtors shall, to the extent practicable, assemble and make the Collateral available to the Secured Party at a place to be designated by the Secured Party, which is reasonably convenient to the Debtors and the Secured Party. The Debtors agrees that, to the extent notice of sale shall be required, at least five days, notice to the Debtors of the time and place of any public sale or the time after which any private sale or any other intended disposition is to be made shall constitute reasonable notification of such sale or disposition. The Secured Party shall also have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by the Secured Party to enforce their rights and remedies hereunder, to manage, protect and preserve the Collateral or continue the operation of the business of the Debtors, and the Secured Party shall be entitled to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the obligations until a sale or other disposition of such Collateral shall be finally made and consummated. In the event of any disposition or collection of or any other realization upon all or any part of the Collateral, the Secured Party shall apply the proceeds of such disposition, collection or other realization as follows:

(a) First, to the payment of the reasonable costs and expenses of the Secured Party in exercising or enforcing their rights hereunder, including, but not limited to, costs and expenses incurred in retaking, holding or preparing the Collateral for sale, lease or other disposition, and in collecting or attempting to collect any of the Collateral, and to the payment of all amounts payable to the Secured Party pursuant to Section 7 hereof;

(b) Second, to the payment of the Obligations; and

(c) Third, after payment in full of all of the obligations, the surplus, if any, shall be paid to the Debtors or to whomsoever may be lawfully entitled to receive such surplus.

8. Indemnity and Expenses. The Debtors agree to indemnify the Secured Party from and against any and all claims, losses and liabilities arising out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement or any actions taken by the Secured Party pursuant to Section 10 of this Agreement) except claims, losses or liabilities resulting from the Secured Party’ own negligence or willful misconduct. The Debtors will, on demand, pay to the Secured Party the amount of any and all reasonable costs and expenses, including, but not limited, to the reasonable fees and disbursements of their counsel and of any experts or agents, which the Secured Party may incur in connection with (i) the exercise or enforcement by the Secured Party of any of their rights or remedies hereunder, or (ii) any failure by the Debtors to perform any of the Obligations.

9. Further Assurances and Power of Attorney. The Debtors will execute and deliver to the Secured Party, at the request of the Secured Party, at any time and from time to time, such financing statements and other instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by the Secured Party) and do such other acts and things as the Secured Party may reasonably deem necessary or desirable in order to establish and maintain a valid security interest in the Collateral in favor of the Secured Party (free and clear of all other security interests, liens, charges, encumbrances and other claims, whether voluntarily or involuntarily created, except as permitted by Section 6.3 hereof) or in order to facilitate the collection of the Collateral. To effectuate the rights and remedies of the Secured Party hereunder, effective upon the occurrence of an Event of Default, the Debtors hereby irrevocably appoint the Secured Party attorney-in-fact for the Debtors in the name of the Debtors or the Secured Party, with full power of substitution, to sign, execute and deliver any and all instruments and documents and do any and all acts and things to the same extent as the Debtors could do, to sell, assign and transfer any Collateral, including, but not limited to, taking all action necessary or the preservation of any rights pertaining to the Collateral beyond reasonable care in the custody or preservation thereof. The Secured Party may exercise their rights and remedies with respect to the Collateral without resorting or regard to other security or sources for payment. All rights and remedies of the Secured Party hereunder or with respect to the obligations or the Collateral shall be cumulative and may be exercised singularly or concurrently.

10. Assignment. If at any time or times by sale, assignment, negotiation, pledge or otherwise, the Secured Party transfers any of the obligations, such transfer shall carry with it the Secured Party’s rights and remedies under this Agreement with respect to the obligations transferred, and the transferee shall become vested with such rights and remedies whether or not they are specifically referred to in the transfer. If and to such extent such Secured Party retains any other Obligations, the Secured Party shall continue to have the rights and remedies herein set forth with respect thereto.

11. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or five days after deposit with the United States Post Office, by registered or certified mail, or two days after deposit with a nationally recognized express courier, postage prepaid and sent (i) if to a Secured Party, at the address of the Secured Party set forth in the Debtor’s records, or (ii) if to the Debtors, at the Debtors’ principal place of business or at such other address as the Debtors shall have furnished to the Secured Party in writing.

12. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Nevada. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intention of the parties.

13. Action by Secured Party. All rights and remedies of Secured Party hereunder may be exercised by the Holder of the Note. Similarly, consent to any request by the Debtors (whether to modification of this Agreement, or any agreement executed in connection herewith) shall require consent of the Secured Party.

14. Miscellaneous. Neither this Agreement nor any provision hereof may be changed, waived discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement shall be binding upon the Debtors and their successors and assigns, and all persons claiming under or through the Debtors or any such successors or assigns, and shall inure to the benefit of and be enforceable by the Secured Party and their successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Security Agreement as of the day and year first above written.

“DEBTOR”

VEMICS, INC.

By:
Name:
Title:

“SECURED PARTY”

VALIANT HOLDING CO.

By:
Name:
Title:

Exhibit “B”

The principle amount of this note is based on the following schedule of funds depoited by the Holder into the operating account of the Company on the specified dates by direct wire transfer:

From     Amount   Date

Chan Coddington   $25,000   8/24/05
Granger Whitelaw   $25,000   9/01/05
Valiant     $70,000   9/16/05
Valiant     $27,000   9/29/05
Valiant     $45,000   10/13/05
Valiant     $ 5,000   10/24/05
Valiant     $50,000   11/01/05
Valiant     $15,000   11/18/05
Valiant     $20,000   12/02/05
Valiant     $163,000   12/06/05

Total     $445,000

Exhibit “C”

[Missing Graphic Reference], INC

BUSINESS PLAN

EXECUTIVE SUMMARY1
XXXXX25
XXXXX27
PROJECTIONS28
XXXXXX31
XXXXX32
XXXXX34
MANAGEMENT OF VEMICS37
PRINCIPAL STOCKHOLDERS40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS40
INVESTOR QUALIFICATIONS43
SUBSCRIPTION AGREEMENT AND PROCEDURE44
LEGAL MATTERS44
AUDITORS45

EXECUTIVE SUMMARY

Executive Summary

Management:

Chief Executive Officer / President

Craig Stout
Chief Operating Officer
Brian Howell

Chief Technical Officer

R. L. Marciniak

Chief Marketing Officer

Tom Owens

Chief Financial Officer

Robert Millar

VP Business Development

John Walber
Executive Producer / Director of Instructional Design

Industry: Real time Conferencing and Collaboration Solutions: Corporate / Consumer / Military and Government /Education and Training

Number of Employees: 6

Bank: Bank of New York
Auditor: Demetrius & Company
Law Firm(s): Loeb & Loeb

Financing Sought: $5 Million (equity)

Use of Funds: Expand marketing & sales capabilities, strengthen technical and helpdesk support and build administrative infrastructure

Current Investors: ($3.6M)
Private Investors & Personal Funds

Business Description

Vemics is a leading provider of hosted, real-time conferencing and collaboration applications. Vemics LiveAccessTM solutions combine multipoint video / voice and data technologies with industry specific content backed by consulting expertise and deep customer support.

Vemics enables organizations large and small to collaborate and learn face-to-face, online from almost anywhere with little or no capital investment. We deliver bottom-line benefits for companies and institutions that need to expand collaborative reach beyond conference rooms and classrooms or need best-in-class industry specific content delivered in real-time by leading trainers, subject matter experts and coaches.

Vemics turnkey solutions utilize existing or off-the shelf computer equipment and minimize or eliminate technology decisions. They encompass all of the features and services necessary for organizations to conduct online training, meetings or special events, with little or no capital investment and integrate fully with Microsoft’s Outlook, Outlook Calendar and Instant Messaging.

Vemics LiveAccess solutions are available as fully hosted and managed services or as on-premises software deployments. They adhere to industry standards for voice, video and data, can integrate easily with most currently deployed videoconferencing systems and can be customized for customer or industry specific applications.

Reverse Merger

Vemics, Inc. (OTCBB: VMCI.PK)

On November 1, 2005, Vemics, Inc. completed a share exchange and reverse merger transaction whereby all of the outstanding shares of Vemics were exchanged for shares of OMII Corp. OMII Corp. will be the parent entity owning 100% of the issued and outstanding shares of Vemics, Inc. In connection with the transaction, OMII Corp. has changed its name to “Vemics Inc.” Vemics shareholders currently own 80% of OMII Corporation and the Vemics management team is responsible for all strategic and operational functions of the company.

Funding

The Company is seeking five million dollars in equity financing that will be used to rapidly expand the Company’s marketing and sales capabilities, strengthen technical and helpdesk support and build administrative infrastructure. The goal of the company is to leverage the equity financing to return ten times plus to our investors within three to five years through an exit strategy consisting of merger, acquisition or roll-up into a larger company that will realize a strategy and customer base advantage in the market by acquiring Vemics.

Business Opportunity

Live, face-to-face communication is essential to how people work. It creates immediacy, intimacy and joint focus that simply cannot be accomplished by other methods. Time and distance barriers in today’s global business environment make virtual collaboration tools essential to control costs, ensure timely, accurate information exchange and increase productivity.

An immediate opportunity exists for Vemics to provide customers with comprehensive conferencing, collaboration and learning solutions that include a hosted technology platform combined with consulting expertise, industry specific content and deep support.

Vemics has the technology platform, the industry specific content, the consulting expertise and the support capability to provide comprehensive solutions that will:

▪
Enable businesses to cost-effectively collaborate with and train their workforces, suppliers, service providers and customers face-to-face, in real-time without heavy investment in IT infrastructure or the uncertainty of evolving technologies

▪
Supply content providers and subject matter experts with cost-effective virtual delivery vehicles that will enable them to reach deeper into their existing customer base and expand into currently unreachable markets while simultaneously reducing their cost

▪	Act as catalysts for change, driving IP bandwidth usage for network service providers

Business Strategy

Vemics will move aggressively to capture market share at the top of the online conferencing and collaboration pyramid where the money, demand and technical capability currently exist for high-end, real-time learning or meeting solutions. Vemics will also pursue a rapidly increasing mobile and independent workforce which we believe has very similar characteristics to the general consumer market. Often this market is more technology savvy, better equipped and more willing to reach out for services that simplify work-life as well as home-life. This market will also provide a natural bridge into the general consumer space.

In both cases, Vemics will differentiate itself from the competition by supplying online collaboration and learning solutions available as hosted services enabling customers to continually take advantage of state-of-the-art real time capabilities without ever adding the burden of new technologies or major capital investment.

Marketing and Sales Strategy

Vemics will leverage its marketing, sales and distribution channels to “virtually connect” businesses and individuals that have interrelated product, service and education needs. Each member of the resulting “community” will have convenient, affordable “live access” to all other members of the community, giving each the ability to communicate, collaborate, market, buy or sell products, services, information and educational content in real-time, face-to-face without barriers of time and distance. By aggregating these communities, Vemics will build significant customer asset value while simultaneously creating competitive barriers to entry.

Priority Segments

Vemics will initially focus on the Medical, Allied Health, Financial Services, Pharmaceutical, and Legal segments which have required annual mandates for compliance, regulatory, licensing and / or continuing education (CE) and have interrelated product and services needs in reaching and serving their constituencies. We have strong alliances with a number of leading content providers who have earned reputations in their respective fields as “best-in-class.” We will also engage the Retail segment which encompasses buying consortiums to provide live access for their buying and inventory control programs. Our products and services are not limited to these segments and will be horizontally distributed over time.

Distribution Plan

Vemics will use both direct and indirect sales methods and distribute its products and services to both the corporate and consumer markets. We will sell into two channels. Our primary channel will be selling indirectly through our partners and content providers with well established customer bases. We will use required or highly sought after educational content as the spearhead to access target segments. That approach will create a secondary, larger market of contacts that will successfully experience Vemics solutions firsthand. As that market evolves, Vemics will leverage those contacts to cross sell its services and solutions as outsourced alternatives for broader, more efficient and effective communication and collaboration.

Our secondary channel will be selling directly to corporations with an emphasis on medium and small sized companies with neither the manpower nor desire to add our solutions as a core competency.

Positioning

For business of all sizes, Vemics LiveAccess solutions provide the ability to conference, collaborate and learn in real time more quickly, conveniently and cost effectively than ever before.

Technologies/Special Know-how

Vemics is partnered with industry leading technology, network and content providers. We are co-developers with our technology partners and have the ability to develop proprietary middleware skins using licensed technology. We also have the ability to develop core technologies if meaningful to our success and are in the process of expanding that capability.
We have immediate long term access to a real time collaboration technology that functions similarly to our core technology platform but is more suited to the on-line gaming industry which has expressed an interest in adding integrated audio and video to the on-line poker room services.

We are in the process of filing for Patent protection for our “whole solution” process approach. We expect all filings to be completed by December 31, 2005.

Outlook

Analysts predict double digit growth in the real time collaboration and rich media markets for the foreseeable future. What is most compelling is that the fuel for the expansion is workforce driven by the realization that the real-time video-enabled collaboration solutions open business potential and productivity gains where none were previously considered possible.

Vemics is generating revenue by delivering live, virtual educational programs for Cannon Financial Institute, the premier consultants and educators to the world’s top wealth advisors and for the Voluntary Hospital Association, a consortium of over 2,200 not-for-profit health care organizations providing industry-leading supply chain management and member network development services. These programs are currently expanding in scope and scale and are attracting interest from other leading industry players like Dearborn Financial Services, the Center for Fiduciary Studies, Skillmark, University of Maine, Georgetown University, UCLA Medical Center, Child Neurology Foundation, Center for Disease Control and others.

Vemics is also generating revenue delivering managed collaboration services for IntraLinks, a leading provider of collaborative online digital workspaces for conducting secure financial transactions and document exchange. IntraLinks serves 150,000 users in 13,000 companies in the financial services, life sciences, and mergers and acquisitions markets, target markets synonymous Vemics strategy.

Vemics has closed an annual contract with Pro Poker School.com currently under review for aggressive expansion. Vemics is hosting and managing a branded server that is delivering multiple, simultaneous session capability for on-line gaming instruction.

We are licensing our system to MDM-Law, one of New Jersey’s largest law firms for partner meetings, interviewing, resource collaboration and training between their offices in Ridgewood, Morristown and Newark, New Jersey, Denver Colorado and New York City. We are also in final discussions with several additional law firms for similar applications.

Vemics has delivered paid pilot programs for the U.S. Military and has sold core software to Sytex / Lockheed Martin for use in the Army’s Battlefield Video Teleconferencing Program (BVTC). Vemics is working with Sytex Lockheed Martin to identify other business opportunities.

On December 7, 2005 Vemics in association with its strategic partner E-Parent will deliver a series of four special events to Military and civilian hospitals on the use of Neurotoxins. The individual sessions carry two credit hours for Continuing Medical Education (CME) for physicians. The program is being sponsored by Allegan Pharmaceutical Company. EParent represents unprecedented access to the medical and allied health community specifically in the area of people with disabilities and people with special medical needs. As a direct result of this initial program, EParent has created 38 additional programs that they anticipate will be sponsored in much the same manner as the initial Allegan project. The basic curriculum for these 38 programs has been approved by the Child Neurology Foundation for CME credit. The programs will be delivered live to doctors, nurses, administrators and other care gives throughout the United States at their homes, offices or hospitals.

We have closed a deal with Summit Financial Partners a financial services firm in Summit, New Jersey providing wealth management services to high net worth clients and fund raising activities for non-profit organizations.

Vemics is also in final negotiations with Easter Seals, Mass Mutual and several other potential users of our technology platform.

Our Business.

Vemics is a conferencing, collaboration and learning solutions service provider - Our solutions deliver fully integrated audio, video and data solutions from a single browser-based user interface designed specifically to enhance meeting and learning effectiveness and drive business results.

Vemics solutions are designed to perform optimally on affordable off-the-shelf PC and laptop equipment running the Microsoft WindowsXP OS - Our collaboration engine (Conference Server) is fully integrated with Outlook Calendar and Windows Messenger and has seamless directory-based access through Microsoft Active Directory and IBM Lotus Domino.

Vemics’ core competency is our ability to provide customers complete virtual conferencing, meeting and learning solutions delivered either as hosted applications or as customer premise deployments accessible from either side of the firewall with or without guaranteed network QoS.

Any of the existing web-based business applications (WebEx, Microsoft Live Meeting, Breeze, Etc) and can be integrated with our end-to-end solutions which include:

▪	Up to 30 fps multipoint, two-way video (best-in-class)
▪	Wideband G-722 audio
▪	Single browser-based UI for audio, video and data
▪	Broad user-options within sessions based on individual capabilities/location: Audio/video/data, audio/data, audio only, phone only
▪	Deep technical and customer support
▪	Installation and training
▪	Custom application development
▪	Industry specific content from best-in-class providers trained on our systems
▪	Single source supplier

We provide two services:
Our basic service is geared for conferencing and collaboration over the public Internet and provides hassle free, on demand access to dedicated virtual meeting and learning rooms. Our premier service provides a more robust suite of capabilities and customer control offering hosted virtual meeting and learning client branded servers. The services also provide for two applications, VMeeting and EClassroom. These proprietary applications are customized to replicate the same dynamic experience3d in a live classroom or live meeting environment.

Our services essentially target two broad horizontal segments: Those who access our service from homes or small offices over broadband connections to the Internet (DSL/Cable Modem) and those who access our service from corporate IP connections to the Internet.

LiveAccess licenses are sold by concurrent users in a “meet-me” metaphor. User licenses are sold by the month or by the year and can be either individual room configurations (basic service) or virtual server configurations (Premium Service) allowing for advanced features, customized branding and administrative control.

Clients can license our service by the month or longer. In many cases clients are introduced to our service by attending on-line, live courses, classes or special events provided by our content partners, strategic alliance partners or industry sponsors.

No single company currently offers that range of options, services, solutions or applications within a fully hosted environment and it is not likely that any competitors will develop this ability soon. To be competitive Vemics employs a federated approach assembling “best-in-class” partnerships to provide technology based application specific solutions. Vemics brings together strategic alliances and personnel in the technology, network, engineering, technical support, marketing, branding, product deployment, market research, sales, distribution and content expert areas. The traction we have gained in our targeted markets has already created a barrier to entry that competitors will find formidable.

The technology based solutions are accessed from a web-browser as a hosted monthly service called LiveAccess. This service, deployed as a conferencing, collaboration or learning application solution includes:

•	Multi-point full motion, real time video and integrated audio delivered at near broadcast quality;

•	Advanced web collaboration tools;

•
Rich media, presentation mode, application sharing, electronic white board, chat, internet browsing, polling, integration with legacy video conferencing systems, dynamic send / receive documents while in or out of sessions, and integrated DVD/VHS;

•	High-quality 30 frames per second video communication technology;

•	Up to 90 participating end points in a single session with the ability to open up to nine audio and video channels, in any combination by simply pointing and clicking your mouse;

•	IP networking and engineering ;

•	Industry specific learning content; and

•	“Best in Class” - “must have” licensing and certification courses.

The Vemics solution is designed to assist companies in deriving more revenue from their existing client base, capture more market share from competitors and become more efficient in their overall operations. Vemics represents the convergence point of video, audio and data collaboration technologies within a hosted environment. We function at the very top of the emerging collaboration market and offer a video enabled hosted service not available through any other service provider at this time. We have modeled our subscription service in exactly the same way as other web collaboration services, except, we are more cost efficient and offer the convergence of video, audio and data for qualified users that is not available through any other web collaboration service. (Qualified users are those who have a minimum configuration of a Pentium 4 computer, running Windows XP and a broadband connection to the Internet).

To our knowledge, we are the only company that currently offers government (military/homeland security), businesses, SOHO users and educational institutions a software and standards-based, presenter-controllable system that manages a fully collaborative multi-point video and integrated audio environment as a completely hosted and customizable service and:

•	Does not require a technology decision or CapEX expenditure within the enterprise

•	Fully hosted, month to month or long term commitment available, full help desk support, training and automatic system and technology upgrades as part of the monthly licensing fee

•	Is part of a solutions package that includes technology, network, content, facilities, instructional design, engineering, training and implementation strategies;

•	Integrates live voice and full motion video (up to 30 frames per second);

•	Supports data collaboration, fully integrated multi-media, application sharing and guided web browsing;

•	Can be launched from a browser;

•	Operates over readily available high-speed communication lines to the Internet (DSL, cable modem, WiFi or T1 connections);

•	Is designed for use with laptop and desktop computers and interoperable with room-based videoconferencing systems for larger numbers of participants; and

•	Is approved by the Joint Inter-operability Test Command (JITC) for use on the secure military communications network.

Our solutions are interoperable with many pre-installed existing IP-ready videoconferencing systems which greatly increases the available points of access to our customers. Our solutions reach conference rooms, desktops, learning labs, homes, premier public meeting and training rooms. Through the use of the Vemics eClassroom and/or Vemics vMeeting LiveAccess applications, content can originate from Vemics enabled access points, inside the corporate firewall or proxy server, outside the corporate network, from home or branch offices using DSL, T1 or cable modem or any other broadband connection that can reach our server.

 Our Strategy. Vemics has deployed a hosted web conferencing system with integrated audio, video and data features that can not be and is not offered through any other web hosted service to date. Our concept is to position our service as the next generation of web collaboration tools that replicate the dynamic found in a live business meeting or classroom. We will position this service in much the same way that other collaboration services sell their subscriptions.

We will be launched through a standard web browser, charge a monthly fee for usage, an upfront start-up and licensing fee, supply the essential equipment to get started (Camera, Microphone, Headset) all at prices equal to or below the present collaboration fees charged by other services that do not offer the integrated multi-point video and audio. Vemics captures recurring revenues across multiple markets by selling this hosted service and indirectly through the established distribution channels of its alliance partners and industry associations. Our alliance partners are content providers such as Cannon Financial Institute (Cannon), Exceptional Parent Foundation, Child Neurology Association, industry supporters and experts. We have begun delivering content for Cannon and EParent / Child Neurology Association and will expand this list in the first quarter of 2006.

Recent developments in the collaboration market have created opportunities for Vemics as a hosted service. The collaboration market has grown over 27% this year (Analysis report IDC) to more than 1.8 billion dollars. Expectations indicate that this rate of growth will accelerate over the next several years (Wainwright Report, Gartner). As the market begins to integrate on-line collaboration into its corporate culture, gains in productivity and efficiencies are realized. The need to upgrade the service to a fully functional, integrated visual communication system will become an overriding requirement. Vemics can deliver this upgraded service, as a hosted model, in a highly competitive financial offering today.

Our alliance partner agreements provide for distribution of live interactive content delivered over a broadband internet connection that provides multi-point video and voice capabilities and a full suite of data collaboration tools within a standards based environment. In many instances, our content partners, strategic alliance partners and associations promote their programs or our combined services to their existing client base or membership as a new collaborative communication tool and an enhanced method of obtaining “must have” content in the areas of certification, licensing, compliance, continuing education and general job skills training.

On December 7, 2005 Vemics will deliver the first of a four part series to Military Hospitals throughout the country. The program will feature new developments in Neurotoxins and will carry two Continuing Medical Education (CME) credit hours. The program was created through our association with Exceptional Parent (EParent) magazine, The Child Neurology Association and sponsored by Allergan Pharmaceuticals. The program generated $100,000 in gross revenue for eight hours of programming. Through our strategic alliance with EParent and The Child Neurology Association we have created 38 two hour programs that will be ready for distribution to hospitals, doctors, nurses and administrators by the middle of the first quarter of 2006. These programs will also be sponsored by industry leaders, pharmaceutical companies and medical services companies.

Our alliance partner agreements typically have a multi-year term and are automatically renewable unless either party terminates on ninety (90) days’ advance written notice. For instance, under the terms of our agreements with Cannon, we provide the technology platform, the training of their instructors and the migration of content onto our system. Cannon provides the marketing that generates enrollment, administrative and enrollment services and the content itself. We charge for the use of our system based on a special event pricing model or based on a monthly seat license.

In the case of EParent, we have agreed to a mutually exclusive world wide arrangement whereby EParent has agreed that all of its CME / CEU educational programs will be delivered live over the Vemics Live Access System. Vemics has agreed that all of our activities in the Allied Health Field, specifically in the disability and special need area will go through EParent. EParent represents unprecedented access to this enormous market segment, which included content experts industry sponsors (Pharmaceutical companies, medical services companies, associations, foundations, Etc) and financial institutions who directly support this market. EParent will become one of the major “Spearhead” approaches described in our marketing plan included in this document.

In addition to the live course delivery, our system has the ability to archive courses for later retrieval or resale. We have already converted the STC Series 6 certification course consisting of twenty-four hours of on-line programming. We have also archived the Cannon Trust Management I course (13 two hour segments) and will archive the EParent series scheduled to begin in December.

Our system represents the “next generation” in visual and collaborative communication for business and personal applications. We currently operate as a supplier to two prime military contractors. Recently we were selected to furnish core collaboration software for the BVTC (Battlefield Video Telecommunications Collaboration) Project. This project was awarded to Lockheed Martin through their SYTEX subsidiary and Vemics is working as a supplier of our core software that will serve as the foundation of this project. Ultimately front line war vehicles will be connected to command with audio, video and data when this project is deployed. Vemics expects to play a significant role with Lockheed on an ongoing basis. We anticipate that this relationship will grow into other projects and will include customization of front end user interface screens, tech support and other integration services.

Our overall strategy is to provide an education/training profile to deliver content to specific Vemics clients regardless of location and leverage that usage back into the corporation by providing similar services inside the corporate network/firewall. In addition, we intend to leverage the communications features of our system in the manner represented by the military opportunity. Vemics provides its alliance partners with an ongoing source of revenue-generating and efficiency enhancing products and services. These services include the ability to make their content more accessible to their clients through Vemics enabled facilities or by establishing

Vemics enabled facilities within the corporate network accessible by client employees at home, at work or on the road. Easy access to the distribution of content and/or information enables our alliance partners to capture market share from competitors and broaden their reach within their existing customer bases and become more efficient in operations. Our solutions are applicable across many market segments, including the government and military, and have substantial cost and performance flexibility that can be tailored to suit businesses and government agencies of all sizes.

Vemics provides aggressively priced, bundled solutions that better equip corporate clients to:

•
enhance business and workforce performance through the transfer of information and knowledge within an environment that replicates the dynamic of a live meeting or live classroom without the loss of corporate opportunity or incurring the cost of travel to such meetings;

•	increase revenues by using visual communications to better train and equip the workforce to be more knowledgeable and work more efficiently;

•	capture additional market share;

•	introduce new products faster and with minimal expense to clients and their consumers;

•	deploy corporate strategies quickly and efficiently;

•	speed communications with field personnel, partners and customers;

•	realize efficiencies in operations, supply chain control and sales and;

•	control travel expense while recouping lost productivity time

Marketing Plan

Phase 1

Phase 1 of the Marketing Plan is a tactical subset of the overall business plan and is designed to take immediate advantage of the market traction Vemics has achieved to date delivering both required and highly sought after educational programs and pilots to the Medical; Pharmaceutical; Allied Health; Legal; Financial Services and Military markets.

Although Vemics success in these markets indicates a promising strategic path to pursue, Vemics will remain agile to directional shifts in the marketplace and be prepared to take advantage of opportunities that may provide other paths to accelerated revenue growth without losing focus on our core client base.

Marketing Strategy

Vemics will continue to build on its successes in live online conferencing and collaboration by using required and highly sought after educational programs, delivered via its unique, integrated technology platform, as a “spearhead” to drive early business into highly defined vertical markets.

This approach will create a secondary, larger market of prospects that will have successfully experienced Vemics technology and educational services firsthand - a market that will be predisposed to consider other, broader uses for Vemics solutions.

Vemics will leverage those prospects, cross selling its technology, services and solutions as outsourced alternatives for more efficient and effective conferencing and collaboration.

Tactics

Build, monitor and evolve Vemics revenue targets

Create target market segmentation models based on what we know

Hone positional messages and product offerings to market strategies and marketing programs

Develop and expand online content with existing providers

Expand content provider and subject matter expert base

Ensure that current tactical plans are aligned and extensible into a future expansion of the marketing plan

The spearhead model

Over the next year, we will put marketing efforts and dollars primarily into the "spearhead" markets and programs as defined in this document.
The goal of the spearhead model is to use professional education and certification courses and events to drive trials and adoption by specific verticals. We will leverage the accounts and relationships built to drive additional Vemics programs and revenue.

The players

To visualize the spearhead model, it is necessary to understand its components.

[Missing Graphic Reference]

The Players
The players in this model are quite simple. Underneath this simple model is a more complex set of relationships, agreements, and efforts.

Vemics

Vemics contributors include all staff, consultants, independent marketing agents and channel resellers involved in either lead generation or the execution of programs to generate revenue.

Content Providers

Content providers are organizations that create professional education programs and courses and provide the instructors and subject matter experts for constituent customers. They are also the organizations that have the existing business relationships with the audiences and sponsors that Vemics will capitalize on as an immediate source of “qualified” leads.

Vertical Industry Sponsors

Vertical industry sponsors are intermediaries who have a vested interest in ensuring that their company, products and services are affiliated with the educational or informational programs being offered through Vemics by the content providers. As such, they will provide the funding necessary to produce and deliver accredited content to target audiences, free of charge, in return for exposure to those audiences.
Sponsors are also target customers, that Vemics will market to, for additional sponsorships as well as alternative uses of Vemics technology and services. Finally, sponsors are potential strategic alliance partners that can provide valuable contacts and customer bases of qualified leads.

Audience members and their management

The audience members and their management are the universe of people who are recipients of the course or program presented during an event by the content provider as well as the recipients of communication message(s) permitted during events from program sponsors. Audience member management should be considered a separate subset of this group requiring separate marketing or sales initiatives.

Influencers

Influencers are people and organizations who interact with and advise content providers, vertical industry sponsors, and audience members and their management. Influencers can include analysts, press, industry gurus as well as the IT people, individual instructors, and individual students who may have a "stand out" experience or unusually strong influence on one of the recipients of Vemics messages.

Dollar Source and Flow

This section is an overview of the dollar flow.

[Missing Graphic Reference]

Marketing Message Flow

The spearhead model has generalized flows for marketing communication. These flows lay the groundwork for justifying specific marketing deliverables, how they are delivered, the messages within them, and the audiences they are for.

 [Missing Graphic Reference]

Marketing Message Flow

Vemics to Content Providers

Vemics has key value messages and calls to action for existing and potential content providers designed to help them understand how Vemics services and solutions can expand their market share by reaching new audiences and creating additional cost and convenience values for existing audiences.

Vemics to Vertical Industry Sponsors

Vemics has key value messages and calls to action for existing and potential sponsors to describe awareness creation opportunities available to them through the sponsorship of educational and informational programs targeted to specific audiences of high interest.

Content Providers to Vertical Industry Sponsors

Content providers also have key value messages and calls to action for existing and potential sponsors that describe online solutions for live, instructor-led programs that provide revenue generating opportunities and awareness creation for both.
Vemics will help content providers craft and deliver these messages during Phase I. Later, we will create programs that make content providers able to do this independent of Vemics.

Content providers to audience and audience's management

Content providers have key value messages and calls to action for existing and potential audience members and the audience member's management announcing either direct or sponsored courses or events available live and online.
Vemics will help content providers craft and deliver these messages during Phase I. Later, we will create programs that make content providers able to do this independent of Vemics.

Vemics to Influencers

Vemics will work with PR, IR and analyst firms to create documentation of and promulgate positive stories about our offerings, our customer successes, and the personal experiences and benefits to specific individuals and firms.
We will use individual influencers in programs to convince new leads and prospects to move ahead in the lead and sales cycles as appropriate and needed.

Spearhead model: Justifications and future goals

Professional education has been chosen as the spearhead versus another kind of communication for the following reasons:

Existing relationships and market traction

There is an exceptionally quick and simple ROI on remote instruction of professional courses and events for all constituents

Alliances with content providers supply Vemics an existing customer base eager for alternatives to both self paced learning solutions and traditional classroom solutions that require travel

Content providers and subject matter experts are eager to find similar alternatives for market share expansion

Learners (and the work force in general) need solutions that shorten learning cycles and lower cost while retaining face-to-face instructor contact

The spearhead approach circumvents IT blockers by going directly to an application ready now for these solutions.

Spearhead applications are especially suited to multipoint interactive video, online solutions, and mobility.

Opportunities

The spearhead model, successfully executed with proper customer relations, installed-base marketing and education, affords Vemics many opportunities. Building upon Vemics’ success in the spearhead markets, we will follow-through with alternate offerings to all the players in the value chain. Spearhead activities create exposure, referral, and cost-justification opportunities within sponsors and audience participants for additional professional education, event, or hosted visual communication services

Spearhead targets include:

The audience

The audience's management

The content provider

Sponsors

Vemics IMA and reseller channels

Analysts covering and writing about the whole process

Positioning Vemics for Success

Businesses of all sizes need to communicate, collaborate and learn more quickly than ever before just to stay competitive. They need to eliminate the time and distance barriers of the global economy and they need to have live access to team members, associates, customers, suppliers and subject matter experts in real time as if they were all in the same room. They need to do it easily, conveniently and cost effectively. And they need to do it now!
The marketplace for real time conferencing and collaboration is fragmented, consolidating and in general confusing to prospects because there are so many different approaches to resolving customer needs.
Currently, Vemics technology and service solutions offer the closest thing to a “silver bullet” solution that exists in the marketplace today.

Vemics has identified a significant opportunity and will leverage on that opportunity by clearly articulating our proprietary point-of-view which significantly differentiates us from other technologies and services in the market.

Point of View

There is a significant market ready to use real-time, visually enhanced conferencing and collaboration tools to improve business performance

The market wants service based technology solution

A technology based solution must provide the overall result that move businesses forward at a price they can afford without a major investment in technology upgrades or infrastructure

Integrated video, audio and data collaboration tools are a key differentiator that will increasingly influence the decision making process

Providing industry specific “must have” content that is required to maintain your right to work in the areas of continuing education, certification, licensing or industry designations and delivered in real time with integrated voice, video and data collaboration capability is a niche that can be immediately exploited and leveraged in several directions

Reduces cost and cycle time for business training / learning

Leads to better individual performance and advancement

ROI can be mapped to better organizational results

Increases market size and share for content providers

Positioning and Message

Corporate / Enterprise Clients

For business of all sizes, Vemics LiveAccess solutions provide the ability to conference, collaborate and learn in real time more quickly, conveniently and cost effectively than ever before.

Content Providers

For content providers who need to expand service offerings and market reach, Vemics LiveAccess solutions deliver the ability to bring real time instructor-led training and consulting to vastly larger audiences at a much lower costs than with traditional methods.

Vertical Industry Sponsors

For industry sponsors who need to reach their specific target audience with high impact educational and marketing messages, Vemics LiveAccess solutions deliver the ability to bring real time instructor / presenter-led content and communications to vastly larger audiences at a much lower costs than with traditional methods.

End Users (Learning)

For business professionals with required training and professional development needs, Vemics LiveAccess solutions deliver the ability to obtain best-in-class industry specific content delivered in real-time by leading trainers, subject matter experts and coaches more quickly, conveniently and at a much lower costs than traditional classroom instruction.

End Users (General)

For businesses with a need to speed information flow, reduce the cycle time for training or enrich the overall quality of communication, Vemics LiveAccess solutions deliver the ability to conference, collaborate and learn in real time more quickly, conveniently and at a much lower costs than ever before.

Value Proposition

The benefit to the audience minus the cost = the value
Vemics customers will achieve competitive organizational payback through our ability to provide real time conferencing and collaboration solutions that help speed information flow, enhance communication and learning while reducing or eliminating the costs associated with time and distance.

Product / Service

Vemics LiveAccessTM (Process Patent Pending, as of December 31, 2005) is a hosted, customizable, online service solution that integrates multipoint video, voice and data technologies with industry specific content backed by consulting expertise, deep customer support and network expertise.

Target Markets

Mid-size organizations: Companies with multi-sites growing rapidly and under constant pressure to increase productivity of the work force in a global and ever shrinking economy.

Professional Organizations: Ranging from financial services, legal, medical to pharmaceutical and business consulting—these organizations provide high value added products, services and information and need to leverage time and distance to increase operational efficiencies and better service their customers

Large organizations: Business Units / Departments of national and global organizations with highly mobile and dispersed workforces that need to leverage time and distance to increase operational efficiencies and better service their customers

Small Office / Home Office: Small businesses or individuals that need to leverage time and distance to increase operational efficiencies and better service their customers.

Consumer: General consumer market looking for ways to stay in touch with friends and family more intimately than possible with non-visual communication solutions.

Vemics provides direct benefits to its clients in the following areas:

Clients achieve immediate payback on investment

Clients realize improved employee productivity

The quality of employee life is enhanced by visually connecting them to home while on the road for extended periods of time

Clients realize increased competitiveness through faster information flow, enhanced learning capabilities, lower operating costs and faster time to market

Key reasons why clients do business with us:

Turnkey technology and service based solutions

Access to unparalleled real time conferencing and collaboration expertise

Superior client centric service culture

Access to “Must Have” content and information

Vemics’ competitive advantage:

Vemics has superior real time video and audio technology

Vemics addresses customer needs at the application level with the expertise and the commitment to provide best in class technologies, content, services and solutions

There are no up front technology investment costs with Vemics

The Vemics Message:

Tone: Consultative, direct, focused, simple, capable and professional

Image: Contemporary, clean, forward looking, technologically advanced

Situational Analysis

Sales and Marketing approach

This plan builds on this "today's practical reality" and prepares for tomorrow by:

Analyzing and documenting what is really going on in the industry and with our business

Building short-term activities and messages that can be expanded and improved later on

Initiating and preparing for the future growth of more formal and larger marketing programs that:

Scale these early activities as much as possible

Inject additional markets and approaches "to come in behind the spearhead."

Company Strengths and Weaknesses:

Strengths:

Strong Management team with diverse cross-disciplinary expertise

Capability to utilize, modify, develop or integrate voice, video and data technologies to provide convenient, cost effective, information and content-rich solutions for both learning and meetings horizontally across markets

Only single-source supplier of turnkey hosted and managed solutions that provide:

technology platform with integrated high-quality voice/video (VoIP) and data collaboration tools best-in-class information and content delivered by leading experts across key vertical markets such as Medical, Pharmaceutical, Financial and Retail deep technical and customer support

Key relationships with leading technology, content and IP / WiFi network provider

Weaknesses:

1.	Just beginning to establish market awareness of Company, Products Services and Solutions

2.	Capital required to fund market research efforts that will define additional market / segment targets

3.	Staffing needs will increase rapidly and align with revenue projections

Currently dependant on single “Next Generation” technology platform. Vemics anticipates adding additional technology platforms or creating derivative platforms as client requirement dictate.

Core Competencies

1.	Strong services heritage in both learning and voice / video / data enabled meetings

Strong ability to identify and partner with organizations supplying best-in-class information and learning content either required or highly desirable for advancement or strategic competitive advantage

Strong ability to identify and partner with organizations supplying best-in-class voice, video, data collaboration and network technology

Strong ability to design products / services that provide collaborative learning and meeting solutions integrating content, technology and deep technical and customer support

Strong ability to leverage the value of deep technical and customer support especially when technology falls short (value)

Strong credibility of the management team in the distance learning, video conferencing, web collaboration, marketing, new product deployments and public market management

Sales / Marketing Capabilities

1.	Ability to mine and leverage partners’ customer bases to distribute custom, application specific learning and meeting solutions (indirect sales)

Ability to leverage independent marketing agents (IMAs) to build channels of distribution (indirect sales)

Ability to cross sell solutions among different but related or synergistic vertical markets (direct / personal selling)

Ability to create communities and markets of mutual interest

Current Market Dynamics

The online collaboration market is highly fragmented for a number of reasons:

There are a large number of web collaborations services, all doing essentially the same thing. Early incumbent vendors (WebEx) and newer, larger players' (Microsoft LiveMeeting) have achieved a level of branding and awareness that has pre-educated the market to the benefits of web collaboration services. The missing element in the on-line collaboration market is the integrated audio and high quality, real time video. Vemics is positioned to directly address this gap created by the existing service providers.

The approach of the incumbent players is focused very horizontally, the message is about meetings, and the value of high-touch multipoint video collaboration is not a focus, yet highly desirable by the end user community.

There is little focus on vertical content or a consultative sale and success process for professional education and events.

There is focus on vertical markets and demos of how to use their vanilla offerings in these markets.

But there is little focus on specialized needs and content delivery for the spearhead verticals Vemics will attack.
Vemics can go where "they" aren't:

Leverage category awareness funded by early incumbents and 800 pound gorillas

Use an early lead in standards-based multi-point video as a key differentiator

Using our spearhead approach, peel off a substantial sub-set of the market whose vertical needs are not met by the incumbents

With high customer satisfaction in spearhead verticals, Vemics can build service-level and solution loyalty that will expand spearhead clients and their network of contacts into ongoing "after the spearhead" opportunities.

Competition

We have many competitors in the collaboration and communications market. We differentiate ourselves technologically from our competitors by focusing on the dynamics of live in-person meeting and learning sessions by combining high quality video conferencing and a full suite of data and web conferencing tools into one seamless service. Our competitors also try to replicate this live meeting or classroom environment but are limited by the commitment to their technologies. For instance, video conferencing does not include data collaboration tools, and web conferencing does not include high quality audio and video required to replicate the true dynamic of a live classroom or live meeting environment. Our service includes video/audio and data collaboration tools in a converged computer based environment.

The unique feature set of our system allows the teacher or session leader to see and hear student/participants live and in real time; participants/students can see and hear the teacher/conference leader live and in real time; and students/participants can see and hear each other live and in real time while the entire group has access to a complete suite of data collaboration tools, such as electronic white board, application sharing, presentation mode, rich media mode, web browsing, polling, on-line testing and public or private chat, to further enhance the experience. We also differentiate our hosted service technologically, by providing solutions that are complete with customizable user interface technology, network, learning content, consulting, training, installation, implementation strategies and support for hosted or customer-managed deployment either inside or outside the corporate firewall. We have received positive feedback from customers who have used competing products when they compare features, functions, quality and ability to connect in a multipoint environment.

We operate in a highly competitive market and many of our existing and potential competitors have longer operating histories, greater name recognition and greater financial, technical and marketing resources than we have. Our principal current competitors are WebEx, Centra, Polycom, Tandberg, Macromedia and Microsoft Live Meeting. While none of our competitors currently offer hosted end-to-end video-enabled solutions, they do offer similar web collaboration products and may offer hosted end-to-end video enabled solutions in the future. Vemics estimates a 12 to 18 month lead on the collaboration market. The barrier to entry is the ownership of the client or user base by providing outstanding, high quality service and value added features such as content and customized application user interface screens. We feel the client base we will continue to build will become a valuable commodity as more collaboration users migrate to our service from the competitors listed as the integration of real time, multi-point video become a desirable feature.

Our theory is that the collaboration market is emerging and growing exponentially at a very basic level. This growth is centered on the ability to connect anywhere, anytime through any computer. This ability has generated the growth spurt of the market. The trade off to this anywhere, anytime service is a limited amount of features and functions. Video and integrated audio is taking a substantial minor role to the sharing of data in the web collaboration market today. As more users become acquainted and accustomed with the current service, the technology principles will take effect. Simply stated this is the principle that compels technology users to move forward and demand more. More features, performance, speed, applications and functions will be required and in fact, demanded. One of these key elements that analysis are already pointing to is the true replication of a live meeting or live classroom environment with the integration or convergence of high quality video and integrated audio. Vemics can deliver this service right now, in a hosted environment, at extremely competitive rates in comparison to the competition.

Although the collaboration and communications market is highly competitive, we believe that we have an advantage over our competitors because we have actual experience developing and implementing solutions. The experience of our senior management team brings together a unique mix of distance education, video conferencing and web conferencing technologies, asynchronous and synchronous learning designs, network services, corporate training, new product introductions, sales and operations. Vemics is in its fifth year, our management team has substantial experience in video conferencing, network solutions and distance learning. In addition, we believe that the price for our services is extremely competitive.

Recent Developments

We began delivering a limited schedule of live virtual programs for both STC and Cannon Financial Institute in June 2004, with Cannon teaching its 9-part “Comprehensive Wealth Management Program” and STC offering twice-monthly Series 6 and Series 86 programs. During this limited schedule we were able to adjust our platform, instructional design and deep support areas of the company to address real world experience.

We expanded the content offerings of Cannon Financial Institute in the Fall of 2005. Cannon offered its flagship “Trust Management Certification” program using the Vemics system. Cannon enrolled 23 senior level bankers from some of the largest financial institutions in the country. The program typified our entire focus on content delivery. The content was available to end users at home, from branch officers, from corporate headquarters, inside or outside of the corporate firewall using DSL, Cable or T1 connections. The program won the 2005 LOLA award for best use of interactive video in an education and training program. The success of this program has moved Cannon to expand their offering by designing several additional courses and their highly regarded mentoring and coaching series for 2006.

We moved our corporate headquarters to larger facilities to accommodate our anticipated staffing increase after the completion of this Offering. We are currently located in 3000 square feet of office space, expandable to 6000 square feet. Our offices are located at 65 East Route 4, Riveredge, New Jersey.

Based on our successful delivery of the initial live virtual programs that we have experienced with STC and Cannon, we expect to expand their course offerings, intensify our joint marketing efforts and attract additional content providers into our network. Our future success will be based on our ability to replicate the early success we have had with assisting content providers to extend their reach into their existing client base by using the Vemics LiveAccess service. Based on previous experience the opportunity to present content providers with the ability to reach deeper into their existing client base and capture additional market share is an attractive value added proposition. In addition, the clients taking courses from our content partners become target prospects as they experience the ability of the system to deliver content, collaboration and meetings far in advance of any service they have previously used. We also assist content providers by offering their clients or prospective clients greater flexibility in accessing live classroom instruction through use of our service, which can provide service inside or outside the corporate firewall, at home, on the road or virtually anywhere you can connect to the Internet and access our servers with a broadband connection.

We have recently announced the launch of our application service provider (ASP) and managed service provider (MSP) service. We have installed increased server capacity at the co-location center at the Equinox facility in Newark, New Jersey, Reston, VA and Richmond, VA. The system became available for general use on February 1, 2005. We used these facilities as redundant back up for our service, which can originate from any of the three locations.

On December 16, 2004, we received notification that we were approved to begin the pilot program at Fort Monmouth, New Jersey for Military training and Communication. The direct result of this pilot was our involvement with Lockheed Martin / SYTEX in the BVTC program (see below), JITC approval of our system for use on the secure military network and the installation of our system in fifteen military medical facilities for the initial delivery of our CME course sponsored by Allergan Pharmaceuticals on December 7, 2005. We expect our position with the military to increase during 2006 in the areas of advanced communications, education and training.

In June, 2005 Vemics won a military bid with a prime contractor partner, Lockheed Martin for deployment of the Vemics core system in the BVTC program (Battlefield Video Telecommunication Collaboration). The initial order was place for $216,000. We expect three additional orders during 2006. In addition, this project is anticipated to generate additional revenue in the areas of integration services, training and customization. We expect to continue our relationship with Lockheed Martin as this project grows and to become involved in other projects both non-military and military in nature.

In May, 2005 we completed a pilot program with The University of Maryland University College the largest supplier of academic programs to the US Government and Military. This pilot linked twenty graduate level students from Fort Gordon, GA to the University center as part of their final exam dissertation. The event took place on a Saturday and ran for more than ten hours. The success prompted UMUC to begin the process of integrating our service into select courses and programs for the next semester. This group was the first graduating class with certification in Homeland Security.

Currently we are serving the following companies with our hosted LiveAccess service: Beckmann Laboratories, Interlinks, The Voluntary Hospital Association, MDMC Law Offices, Summit Financial Services, EParent, and Child Neurology Foundation.

PROJECTIONS
In connection with the Offering, we prepared certain projections of our future operating performance which are set forth below (the “Projections”). The Projections were not prepared with a view toward compliance with standards established by the American Institute of Certified Public Accountants (“AICPA”) nor is the projected financial information intended to be presented in a manner consistent with financial statements prepared in accordance with generally accepted accounting principles. We do not intend to update or otherwise revise these Projections to reflect circumstances existing after the date hereof or to reflect the occurrence of future events, even in the event that the assumptions underlying the Projections are shown to be in error. Furthermore, such Projections have not been examined, reviewed, or compiled by independent certified public accountants.

The principal assumptions underlying the Projections are set forth immediately following such Projections and should be read in conjunction therewith. Such assumptions may not be realized, and are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Consequently, the inclusion of the Projections should not be regarded as a representation or warranty of Vemics, or any other person, that the Projections will be realized. Actual results may vary materially from those presented below. Given that such Projections are subject to significant uncertainty, none of Vemics, management, the Placement Agent or any other person assumes any responsibility for their accuracy. Investors are cautioned not to place undue reliance upon the Projections.

PROJECTED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS/(DEFICITS)

Vemics Inc
3 year Profit & Loss Projection 2006 - 2008

Revenue	2006 TOTAL	2007 TOTAL	2008 TOTAL
Education Course revenue	$544,500	$550,000	$913,000
Special Event revenue	$843,750	$2,250,000	$3,093,750
LiveAccess Basic recurring revenue	$881,157	$2,713,882	$5,107,014
LiveAccess Basic one-time setup revenue	$299,000	$598,000	$1,010,620
LiveAccess Premium one-time setup revenue	$568,100	$1,300,650	$2,010,775
LiveAccess Premium branding revenue	$380,000	$870,000	$1,345,000
LiveAccess Premium recurring revenue	$1,473,451	$5,234,044	$10,089,546
Monthly Subtotals	$5,197,458	$13,879,576	$25,156,206
Cost of Sales	$1,721,059	$4,742,328	$9,319,635
Gross Profit	$3,476,399	$9,137,248	$15,836,571

Operating Expenses	$4,965,572	$6,650,571	$7,245,965

Gross Profit	$3,476,399	$9,137,248	$15,836,571
Total Expenses	($4,965,572)	($6,650,571)	($7,245,965)
Net Profit (EBITA)	($1,489,173)	$2,486,676	$8,590,606

Assumptions

Revenues

The revenue projections above assume that business users and/or individual small business consumers will become users within the projected period as a result of our strategy of providing the “next generation” of converged visual communications products with enhanced audio, video and data collaboration features equal to or below market prices driven by a co-marketing outreach to potential users. Our plan is to reach these potential users with a marketing message either directly from Vemics or in conjunction with our strategic partners.

Education courses
Education courses are a series of individual programs that require the participant to complete all sessions in order to obtain the information necessary to complete the course, receive certification, and take the final test, etc.

Vemics will charge $25.00 per hour per site (regardless of the number of participants at each site), three hour minimum per site, with an average of 23 sites (based on current actual experience). Vemics also charges two hours per site @ $150.00 per hour for set-up, training and help desk support. Vemics also charges $150.00 per hour for technical monitoring @ $1250.00 per hour. There is no additional charge for instructor training or instructional design consulting for the course supplied by Vemics.

Number of endpoints per course	23
Number of unique deliveries of course per day	1
Number of hours per each unique course	3
Number of days per week course held	1
Number of weeks course runs	12
Total endpoint hours per each instance of course	828
Total endpoint hours per month for this course	276
Setup and Training Revenue Calculations
Number of unique endpoints per course	23
Number of hours of setup needed per endpoint	2
List price of setup and training per hour	$150
Revenue for setup and training per course	$6,900
Student Hour Revenue Calculations
Revenue booked per student hour	$25
Total revenue per course delivered	$20,700
Monitor Hour Revenue Calculations
Number of monitor hours per course	36
Revenue per monitor hour	$150
Total revenue for monitoring this course	$5,400

Live Access Basic

This hosted service can be licensed on a month-to-month basis with a minimum of two end points. Discounts are given for number of end point licenses and length of time. A one tome set up fee of $299.00 is charged for each license which includes a start-up kit (Camera, Microphone, Headset) end point license, software download, up to one hour of installation assistance, training and help desk support. Additional Help Desk support can be purchased on an as needed basis @ $150.00 per hour.

For the purpose of this financial model the assumption was $179.00 per end point, one year contract, 10 end point licenses per client (Based on current experience). License fees are payable three months in advance. Vemics assumes an 8% attrition rate after the first three months. Clients are permitted to cancel contracts before the expiration of the term and are re-billed at appropriate open rates.

LiveAccess Premier

Premier is our flag ship service offering. It offers great flexibility to end users. The service is based on a dedicated hosted server which includes, client branding, full administrative control and a high degree of security.

The service is sold with a minimum of 25 end point licenses. Vemics charges $299.00 per end point license as a one time set-up fee. This fee, similar to the Live Access Basic service includes a start-up kit (Camera, Microphone, Headset) 25 hours of help desk support and training, 25 user end licenses and training. A fee of $5,000 is charged for client branding which also includes up to 5 hours of administrative technical training. $169 per end point license is charges per month, payable three months in advance with a one year minimum contract. Premium contracts are non-cancelable. A monthly hosting fee of $500.00 is also charged for this service.

Special Events

Special Events are generally one time events or a series of events that do not require participants to attend any or all of the individual sessions. Many Special Events carry two hours of Continuing Education Credits and designed to deliver concentrated information to large audiences in a short time period.

Vemics charges $5625 per finished hour, with a two hour minimum for this service. Vemics limits the end point participation to a maximum of 30 sites. Any number of participants may attend each site based on the facility capacity and available equipment to handle larger audiences. Vemics charges $299.000 per end point for start-up kits, up to one hour of help desk support and training of the site administrator. Additional fees may be charged for Pan - Zoom - Tilt Cameras, upgraded sound system, additional help desk support and training.

Included in the per hour price is presenter training, instructional design consulting and technical monitoring during the actual session.

Expenses

The projections regarding our costs of operations take into account projected expense of hosting and maintaining required bandwidth at the servers. We have also assumed proportionate build-out of management, sales, operations, accounting, technical and administrative personnel to support the revenue growth. In addition, we have assumed increases in general and administrative expenses in the areas of benefits, operations, equipment, office space, infrastructure, marketing, web site development and public relations. It is our plan to lease office equipment, servers, computers and other equipment wherever possible as we build-out our technical and administrative support infrastructure

MANAGEMENT OF VEMICS

Directors and Executive Officers

Our executive officers and directors and their respective ages and positions with Vemics are set forth below. Vemics currently has three members of its Board of Directors. Two of these members are insiders and one member is an outsider. The current board of directors will be expanded to include four additional outside members during the first quarter of 2006

Name Age Position

Fred Zolla 54 Chief Executive Officer, Chairman of the Board

Chan Coddington 72 Director

Dr. Lee Olsen  Director

Fred Zolla, CEO and Chairman. Mr. Zolla has been our Chief Executive Officer and Chairman of the Board since July 2001. Prior to joining Vemics, Mr. Zolla served as the Chief Operating Officer for a public company, Educational Video Conferencing, Inc., in the technology and distance learning fields. Mr. Zolla was formerly the President of Distance Learning Associates, the first content aggregator in the K-12 and corporate distributed learning space in the United States. In 1996 he served on the White House Committee for technology in education chaired by then vice-president Al Gore. A business, technology and distance learning content professional for the past 22 years, Mr. Zolla spent his early career in the advertising and newspaper industries. Mr. Zolla holds a Masters in Leadership and Communications from Trinity University.

F. Chandler Coddington, Jr. (Director). Mr. Coddington has served as a director of Vemics since 2002. Mr. Coddington has 46 years of experience in the insurance and retail/agency brokerage business. He has served in several chairmanship posts, including Travelers, St. Paul, Cigna, Connecticut General Life Insurance Company. He is also active in many local non-profit endeavors, including United Way, Overlook Hospital, Chamber of Commerce, and the YMCA. Mr. Coddington holds a Bachelor of Science degree from the University of Maine.

Dr. Lee Olsen To Come

The balance of our management team:

Craig Stout , Chief Operating Officer -

Craig Stout has 20 years of operational and corporate finance experience across multiple industries. Mr. Stout began his career in a London based position with Elders IXL as part of the strategic business development group. During his time with Elders IXL he was part of the European acquisition team which identified businesses of strategic value to Elders interests, initiated acquisitions and developed the execution plans focused on integrating these new businesses into the Elders corporate structure.

After leaving Elders in the early nineties Mr. Stout has run several successful businesses in the finance, eCommerce and technology industries. For the past five years he has been a consultant to companies wishing to accelerate and/or their growth through strategic acquisitions, restructuring and refinancing. Most recently, prior to joining the Vemics’ team, Mr. Stout consulted to the international Re Insurance firm Renaissance Reinsurance, working on operation projects including assisting in managing the conversion to Sarbanes Oxley compliance. Stout brings a strong analytical, operational and management background to the Vemics team which will be essential in the transition from private, development stage to public and fully operational stage.

R.L. Marciniak, Chief Marketing Officer. Mr. Marciniak has been our Chief Operating Officer and President since 2002. Prior to joining Vemics, Mr. Marciniak was a co-founder of Providea, a leading video communication solutions provider, and he served as Vice-President, Marketing and as a member of the senior management team where he was closely involved with strategic planning and sourcing capital. He is a graduate of Rochester Institute of Technology with a Bachelor of Science Degree in Management and a Masters Degree in Communication Design.

Brian Howell, Chief Technology Officer. Mr. Howell has served as our Chief Technology Officer since 2002. Prior to joining Vemics, Mr. Howell was involved in several other start-ups in the areas of Web collaboration, PC virus protection, and low latency QOS IP routers. Mr. Howell managed the “Living Lab” at PictureTel Corporation for 16 years where he contributed to significant technological advances in the marketplace including development of the first integrated Rollabout Videoconferencing System, MCU, and PC-based videophone.

Robert Millar , Vice President, Business Development. Mr. Millar has served as a director of Vemics from 2003 through September 2005. Mr. Millar joined Vemics as a full time employee on July 1, 2005. Prior to joining Vemics, Mr. Millar served as the Senior Vice President of Smartstream Technologies, Inc. Prior to joining Smartstream, Mr. Millar was the Senior Vice President - Alliance & Marketing of Zoologic, Inc. from 2001 to 2002. Mr. Millar has over twenty years of management experience with small and Fortune 500-size companies in global multiple sales distribution channel marketing, national account programs, strategic alliances and acquisitions, corporate communications, training, start-up operations, and client support in several industries. He has created and executed marketing plans for companies in the ASP/network services, reconciliation systems, business process automation software, corporate actions software, web-based financial software, e-learning, internet services, banking, securities, insurance, application software, network services, computer, office products, and retail industries. Mr. Millar is a graduate of Rutgers University.

John Walber, Executive Producer, Director of Instructional Design. Mr. Walber has served as our Director of Instructional Design since 2003. Prior to joining Vemics, Mr. Walber served as Chief Operating Officer of HorizonLive, Inc. where he was responsible for all aspects of the start-up e-learning platform company. Mr. Walber also served as Vice President Telco Sales for General Instrument Corporation where he developed and implemented marketing and sales strategies targeted at Regional Bell Operating Companies, GTE and other independent telephone companies.

Thomas Owens, CPA, (Interim CFO). Mr. Owens has served as our Interim Chief Financial Officer since 2003. Prior to joining us, Mr. Owens was a sole practitioner. Prior to opening his own practice, Mr. Owens was a partner in the accounting and consulting firm of Demetrius & Co. where he was responsible developing financial plans, identifying misallocated funds and fraudulent expenditures and assisting clients to realign internal operations. Prior to Demetrius, Mr. Owens spent 5 years in the audit department of Deloitte & Touche specializing in the small to medium size business market. He holds a BS degree in accounting from Fordham University and an MBA degree from Pace University.

PRINCIPAL STOCKHOLDERS
The following table sets forth information concerning the beneficial ownership of the shares of our common stock by our executive officers and directors as of December 31, 2004 (adjusted to give effect to the 500-for-1 stock split effected on December 15, 2004), and as adjusted to give effect to the sale of 3,000,000 Units in this Offering.

Name	Number

Fred Zolla	2,719,783
R.L. Marciniak	2,050,752
Brian Howell	1,214,572
Chan Coddington	4,472,087
Robert Millar	296,590
Executive officers and directors as a group (5 Persons)	10,753,784